Exhibit 10.1

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

LAWSON PRODUCTS, INC. 2009 EQUITY COMPENSATION PLAN

This Amendment No. 1 to the Lawson Products, Inc. 2009 Equity Compensation Plan (as Amended and Restated Effective May 13, 2014) (the “Plan”) is made effective as of the 9th day of April 2018.

Section 8.0 of the Plan is amended and restated to read in its entirety as follows:

“8.0 Maximum Individual Awards

The maximum aggregate number of shares of Common Stock that may be granted in any calendar year with respect to Awards under the Plan to any single Participant (the “Grant Limitation”) shall be: (a) 125,000 to any Participant other than a Nonemployee Director, and (b) 20,000 to any Participant who is a Nonemployee Director. In the event of any adjustment under Section 7.2 to the number of shares that may be issued under the Plan, the Grant Limitation shall be proportionately adjusted.”